M. Anne Szostak
[Fleet Financial Group, Inc. Letterhead]                Executive Vice President

                                                        Fleet Financial Group

                                                        Mail Stop: MA OF D36A
                                                        One Federal Street
                                                        Boston, MA 02110
                                                        617-346-0118
                                                        Fax 617-346-4740

                            September 7, 1999

Dear Mr. Higgins:

      This letter serves to confirm the terms of your continued employment with Fleet Financial Group, Inc. following the consummation of Fleet's merger with BankBoston Corporation (the "Merger"). The terms described herein are contingent on the consummation of the Merger.

      You will serve as President, Commercial and Regional Banking, reporting to Chad Gifford. Your duties, responsibilities and authority shall include management of the Company's middle market and small business banking, asset based lending and leasing activities, cash management, community development and retail banking business, with such immaterial changes as shall be made thereto from time to time or such other changes as to which you agree. While employed, you will also be nominated to serve as a member of the Fleet Boston Board of Directors and as a member of its Executive Committee through December 31, 2002.

      While employed, you will receive a minimum annual base salary of $800,000 and a minimum annual bonus in each year of 70% of the bonus paid to Fleet Boston's Chief Executive Officer for such year during the period 1999 through December 31, 2002. You will also receive a grant of 300,000 shares of Fleet Boston performance based restricted stock and an option to acquire 200,000 shares of Fleet Boston common stock, in each case effective upon consummation of the Merger; and while you are still employed, additional option grants of 200,000 each on the first and second anniversaries of the Merger (all being subject to appropriate adjustment in the event of stock/reverse stock splits or similar restructurings). The restricted stock and option grants will be on the terms and substantially in the form provided to you herewith.

      In the event your employment is terminated by the Company without Cause or by you for Good Reason (as such terms are defined in your Amended and Restated Change of Control Agreement, dated as of October 15, 1997 ("the Change of Control Agreement"), assuming that the date of the consummation of the Merger was the Effective Date under the Change of Control Agreement, but with duties, responsibilities and authority as set forth herein) at any time up to and including December 31, 2002, you will be entitled to salary continuation payments for two years (the "severance period") and a pro rata bonus for the year of termination (based on 70% of the CEO's bonus for the prior year), together with such other benefits as may be provided pursuant to the terms of such other plans and programs in which you may participate, including

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immediate vesting of any of the options described above which have been granted
(with you deemed employed at least through January 1, 2003 for purposes of measuring any post termination exercise period), as well as lapsing of restrictions on the restricted stock grants also described above. Your entitlement to pension benefits, perquisites and other benefits are unaffected by this letter, except as provided below. Furthermore, during the severance period, you will continue to be an employee for purposes of the Company's welfare, retirement, deferred compensation and stock incentive and other equity plans (but without entitlement to additional awards under such incentive plan), and thereafter as a "retiree" under said plans; except if you shall obtain other employment with comparable health insurance then your health insurance benefits with the Company shall terminate. Notwithstanding the above, the severance period shall terminate (except with respect to service and age credit to your qualified and nonqualified retirement plans), if you shall commence employment in a senior management position with one of the following competitors or their subsidiaries: Citizens Bancorp, Bank of New York Corp., Citicorp., or Chase Manhattan Corp. In addition, your salary continuation payments will be conditioned upon your delivering to the Company a release (in a form reasonably satisfactory to the Company) of all claims you may have against the Company with regard to discrimination or any other violation of law by the Company in terminating you in accordance herewith.

      Your Change of Control Agreement will remain in full force and effect in accordance with its terms during your employment and the severance period, except that salary continuation or bonus you receive hereunder as severance will be applied as a credit against salary or bonus payments, respectively, to which you might otherwise be entitled under the Change of Control Agreement in the event of a Change of Control of Fleet Boston, and in no case shall you receive thereunder on a payment (or benefit) by payment (or benefit) basis less than you receive hereunder both during the Change of Control period and as a result of any termination (in such case each type of payment or benefit being compared separately). A similar approach shall be applied with regard to any other severance program(s) of the Company as to which program(s) you are eligible; the intent of this paragraph being that you will not receive duplicate benefits; but, rather, the higher of each type of payment or benefit under this letter and the Change of Control Agreement or such other program(s), as the case may be.

      If the foregoing is in accordance with our understanding, please sign and return a copy of this letter.

                                       Very truly yours,

                                       Fleet Financial Group, Inc.


                                       By: /s/ M. Anne Szostak
                                           -------------------------------------

Agreed:

      /s/ Robert J. Higgins
----------------------------------
Robert J. Higgins


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